Exhibit 10.3

PURESPECTRUM, INC.
EMPLOYMENT CONTRACT

This Agreement made as of the 1st day of October, 2008, between PureSpectrum, Inc. (the "Company") and Garth Kullman (the "Employee").

WHEREAS, the Company desires to employ Employee for the period and upon and subject to the terms herein provided; and

WHEREAS, the Company desires to be assured that Employee (i) will not compete with the Company for the period and within the geographical areas hereinafter specified and (ii) will not employ or disclose any of the Company's proprietary or confidential information;

WHEREAS, Employee is willing to agree to be employed by the Company upon and subject to the terms herein provided;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.           Term of Employment: Compensation.

a.           The Company agrees to employ Employee as an employee from the date hereof, for a period of five (5) years or until the earlier termination of this Agreement pursuant to the terms hereof. The Company will pay Employee base salary for his services rendered hereunder at an initial annual rate of $96,000. Upon receipt by the Company of an investment commitment of at least $5,000,000 and physical receipt of at least $1,000,000 of such commitment, Employee's base salary shall increase to an annual rate of $150,000 effective October 1, 2008. Employee shall have the option to receive any amounts which were not paid to Employee from October 1, 2008 until such time as the increase in salary becomes payable in cash or restricted common stock of the Company at the then current market price. Employee's salary shall be paid in accordance with the Company's regular payroll practices as determined by the Company, subject only to such payroll and withholding deductions as are required by law and such other payroll deductions, as are determined by the Company policy or as Employee may approve. Employee shall receive an annual salary review and shall be considered for salary increases consistent with the profitability of the Company and with the salary increases of the other executive level employees of the Company.

b.           The Company does not presently have a stock option plan, bonus plan or a company vehicle plan in place. In the event the Company shall implement any such plan in the future, Employee shall be entitled to participate in such plan in a manner consistent with that of other executive level employees.

c.           Employee shall be entitled to up to four (4) weeks paid vacation annually. To the extent that Employee does not use all of his vacation in any year, he may elect to carryover such unused vacation to the next year or to receive compensation in lieu of such unused vacation.

d.           Employee shall be entitled to participate in and receive all benefits under any welfare benefit plan or program, including, without limitation, group medical and dental insurance for himself and his dependents, and all employee benefits, including, without limitation, hospital, medical, health and disability insurance, paid holidays, paid sick and personal days and/or any retirement savings plan or program provided at any time by the Company to any of its executive level employees. The benefits offered by the Company are subject to change from time to time as determined in the sole and absolute discretion of the Board of Directors of the Company.

e.           Employee shall be entitled to reimbursement by the Company for all ordinary and necessary business expenses incurred by Employee in the performance of his duties.

f.           Employee's location of employment shall be at Savannah, Georgia and employee shall not be required to change his location of employment beyond 20 miles from the present location.

2.           Office and Duties.  Employee shall hold the position of President & Chief Executive Officer and shall have the duties normally ascribed to that position and as assigned to him by the Company from time to time in its sole discretion. Employee shall act at all times to promote the Company's business and best interests. Employee shall devote substantially all business time, labor, skill, undivided attention and best ability to the performance of his duties hereunder in a manner, which will faithfully and diligently further and expanding the business and interests of the Company.

During the term of this contract, the duties of the Employee shall not be significantly changed and the reporting structure shall not be changed so that the Employee's responsibilities or authority are diminished unless Employee shall have agreed to such change.

3.           Termination of Emplovment.  Notwithstanding any other provision of this Agreement, Employee's employment shall terminate on the death of the Employee and may be terminated by the Company, as follows:

(a)           For cause, in the event of Employee's willful misconduct in the performance of his duties hereunder, or conviction of a crime involving moral turpitude.

(b)           For cause, upon not less than 90 days' notice to Employee if prevented by illness, accident or other disability (mental or physical) from discharging the duties hereunder for one or more periods totaling three months during any consecutive 12 month period.

(c)           For cause, for any material breach by the Employee of the terms hereof, but only upon not less than 30 days' written notice to the Employee specifying the breach relied on for such termination during which time Employee shall be given the opportunity to cure such breach, provided, however, that if Employee is diligently working to cure such breach and is able to demonstrate that he will be able to cure such breach within a reasonable time, the notice period shall be extended accordingly.

4.           Confidentiality.

(a)           Employee shall not, either during the period of his employment with the Company or thereafter, reveal or disclose to any person outside the Company or use to his own benefit, any marketing technique or cost method, or any customer, mailing or supplier list, whether or not supplied by the Company, and whether or not made, developed and/or conceived by Employee or by others in the employ of the Company. Upon the termination of Employee's employment in any manner or for any reason, Employee shall promptly surrender to the Company a[1 copies of any of the foregoing, together with any other documents, materials, data, information and equipment belonging to or relating to the Company's business and in his possession, custody or control, and Employee shall not thereafter retain or deliver to any other person, any of the foregoing or any summary or memorandum thereof.

(b)           Employee has executed, or concurrently with the execution of the Agreement will execute, a Confidentiality Agreement which will deal with the matters of confidentiality in greater detail and which shall be deemed to be incorporated herein and to be a part of this Agreement.

5.           Restriction.  Employee agrees that during the period of his employment hereunder and for 24 months from termination of employment for any reason, whichever date is later:

(a)           Employee will not hold an interest, directly or indirectly, as an investor in any other business or enterprise, operating within the geographic area then served by the Company, whose business is engaged in the manufacture, sale or distribution of compact fluorescent lighting; and

(b)           Employee will not, directly or indirectly for his own account or as investor, employee, consultant, officer, director, partner, joint venturer or otherwise, engage within the geographic area then served by the Company, in any phase of the business which engages in the manufacture, sale or distribution of compact fluorescent lighting.

6.           No Solicitation.  Employee will not during the period of his employment hereunder and for a period of 24 months after termination of employment for any reason solicit or attempt to induce, directly or indirectly, any employee of the Company to accept employment with a direct competitor of the Company or with any business or enterprise intending to compete with the Company.

7.           Severability.  Employee and the Company are of the belief that the period of time and the area herein specified in 5 and 6 above are reasonable in view of the nature of the business in which the Company is engaged the state of its development and Employee's knowledge of the business. However, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

8.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to Employee, to such address the Employee shall furnish to the Company in writing for the purpose; and (b) if to the Company, at its principal place of business, 801 Abercorn Street, Savannah, GA, 31405.

9.           Entire Agreement.  This Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

10.         Amendments.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effective except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

11.         General Provisions.  Employee further agrees that his obligations hereunder shall be binding upon him irrespective of the duration of his employment by the Company, the reasons for any cessation of his employment by the Company, or the amount of his compensation and shall survive the termination of this Agreement (whether such termination is by the Company, by the Employee, upon expiration of this Agreement or otherwise).

12.         No Conflicts.  Employee represents and warrants to the Company that he is not now under any obligations to any person, firm or corporation, and has no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the pertormance by him of any of the covenants or his duties in his employment hereunder.

13.         Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Georgia.

14.         Prior Agreement.  This Agreement supersedes the Employment Agreement dated May 1, 2008 between the parties.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

PureSpectrum, Inc.

By:	/S/ Lee L. Vanatta
Title: President/CEO

Employee

By:	/S/ Garth Kullman
Title: VP/Sales

PURESPCTRUM, INC.

AMENDMENT TO EMPLOYMENT CONTRACT

August 1, 2009

Whereas, the undersigned are parties to an Employment Contract dated October 1, 2008; and

Whereas, the Company's present financial circumstances require that the compensation provided for in said Contract be adjusted;

Now, therefore, the parties hereto agree as follows:

Effective August 1, 2009 and continuing until such time as the Company, in good faith, determines that its financial circumstances permit, the compensation to be paid Employee shall be reduced to an annual rate of $ 125,000.00

All other provisions of said Employment Contract shall remain in effect and unchanged.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

PureSpectrum, Inc.

By:	/S/ Lee L. Vanatta

Title:	President & CEO

Employee

By:	/S/ Garth Kullman

Name: Garth Kullman

Title:  Vice President Sales